Exhibit 23.4

Consent of CapVal-American Business Appraisers, LLC

We hereby consent to (i) the filing of this consent as an exhibit to the Form S-1 of Liquidia Technologies, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”) by the Company for the use of our methodologies, conclusions and other information cited in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Financial Statements” sections with reference points outlined and described expressly within Schedule I hereto only, and (ii) the use of and reference to our name in the Registration Statement, including, but not limited to, under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Financial Statements” sections. Any information not appearing within Schedule I hereto is not authorized for use and does not form part of this consent exhibit.

The information used in the Registration Statement, including, but not limited to, under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Financial Statements” sections and described on Schedule I hereto, are obtained from appraisal reports provided by us to the Company.

The information utilized by the Company and provided by us was limited to an opinion of the fair value of the Company’s common stock as of specific valuation dates, and the related value of stock options solely for purposes of compliance with Accounting Standards Codification Section 718. These dates differed from the dates of the Company’s historical financial statements and the date of this filing. The values of the common stock and related options at the statement dates and at the respective valuation dates would be expected to be different, and the difference could be material. These reports and conclusions are not intended by us, and should not be construed by the reader, to be investment advice in any manner whatsoever.

By:	/s/ Geoffrey S. Grisham, ASA, CVA
Name:	Geoffrey S. Grisham, ASA, CVA
Title:	Member
CapVal-American Business Appraisers, LLC

June 28, 2018

Schedule I

The information listed below and appearing in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus:

These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using the hybrid method, which used market approaches and, in the November 8, 2016 and February 2, 2018 valuations, initial public offering pre-money valuation estimates provided by management, to estimate our enterprise value. The hybrid method is a probability-weighed expected return method, or PWERM, where the equity value in one or more of the scenarios is calculated using an option-pricing method, or OPM. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate, a discount for lack of marketability is applied to each indication, and probability weighted to arrive at an indication of value for the common stock. Third-party valuations were performed at various dates by CapVal-American Business Appraisers, LLC, which resulted in valuations of our common stock of $0.35 per share as of November 8, 2015, $1.21 as of November 8, 2016, $0.55 per share as of February 2, 2018 and $0.67 per share as of March 31, 2018.

The information listed below and appearing in the “Notes to Financial Statements” section of the prospectus:

The purchase prices were not material and were based upon prior third-party appraisals conducted by CapVal-American Business Appraisers, LLC. The valuations of Envisia common stock were for Internal Revenue Code Section 409A, or 409A, and ASC 718, Compensation-Stock Compensation, or ASC 718, purposes. These standards of value may not be appropriate for a market transaction, and furthermore, the dates are different and therefore such number of shares could be different for this purpose.